Exhibit 23.1

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Registration Statement on Form SB-2 of Petrosearch Energy Corporation filed in February, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31,2006.

/s/ illegible
McCartney Engineering, LLC Consulting Petroleum Engineers

Wheat Ridge, CO January 28, 2008